Exhibit 4.9

Execution Version

SIDE LETTER

This SIDE LETTER (this “Side Letter”) is entered into this 25th day of January, 2021, by and among the purchasers who have executed a signature page hereto (collectively, the “Purchasers” and each, individually, a “Purchaser”) and Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Issuer”).

WHEREAS, the undersigned are parties to a Share Purchase Agreement, dated as of the date hereof (each, a “Share Purchase Agreement” and, collectively, the “Share Purchase Agreements”), pursuant to which the Purchasers desire to purchase ordinary shares of the Issuer of no par value (the “Ordinary Shares”) subject to the terms and conditions thereof and in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Issuer, Toronto Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Issuer, and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (the “Transactions”); and

WHEREAS, the Purchasers wish to receive, and the Issuer wishes to provide, certain registration rights with respect to the Ordinary Shares to be acquired by the Purchasers pursuant to the Share Purchase Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Registration Statement.

1.1 The Issuer agrees that, within thirty (30) calendar days after the closing of the Transactions (the “Filing Date”), the Issuer will file with the Securities and Exchange Commission (“Commission”) (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Ordinary Shares to be sold to the Purchasers under the Share Purchase Agreements and any Ordinary Shares sold to other purchasers pursuant to other private placements by the Issuer in connection with the Transactions (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the closing of the Transactions and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Ordinary Shares of each Purchaser in the Registration Statement are contingent upon each such Purchaser furnishing in writing to the Issuer such information regarding such Purchaser, the securities of the Issuer held by such Purchaser and the intended method of disposition of such Ordinary Shares as shall be reasonably requested by the Issuer to effect the registration of such Purchaser’s Ordinary Shares, and each such Purchaser shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 1.1.

1.2 The Issuer shall, upon reasonable request, inform each Purchaser as to the status of the registration effected by the Issuer pursuant to this Side Letter. At its expense the Issuer shall:

1.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to the Purchasers, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Purchasers cease to hold any Ordinary Shares, (ii) the date all Ordinary Shares held by the Purchasers may be sold without restriction under Rule 144, including any volume and manner of sale restrictions under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three (3) years from the Effectiveness Date of the Registration Statement;

1.2.2 advise each Purchaser as expeditiously as possible, but in any event within five (5) Business Days:

(a) when the Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; and

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Ordinary Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising a Purchaser of such events, provide such Purchaser with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to such Purchaser of the occurrence of the events listed in (a) through (c) above constitutes material, nonpublic information regarding the Issuer;

1.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

1.2.4 upon the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Ordinary Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

1.2.5 use its commercially reasonable efforts to cause all Ordinary Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Ordinary Shares are then listed.

1.2.6 Notwithstanding anything to the contrary in this Share Purchase Agreement, the Issuer shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions (other than customary de-legending certificates and opinions) or obtain comfort letters in connection with any sales of the Ordinary Shares under the Registration Statement.

1.3 Notwithstanding anything to the contrary in this Share Purchase Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Purchasers not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Purchaser agrees that (i) it will immediately discontinue offers and sales of its Ordinary Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Purchaser receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, each Purchaser will deliver to the Issuer or, in such Purchaser’s sole discretion destroy, all copies of the prospectus covering the Ordinary Shares in such Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Ordinary Shares shall not apply (i) to the extent such Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

1.4 The Issuer shall, notwithstanding any termination of this Side Letter or the Share Purchase Agreement, indemnify, defend and hold harmless each Purchaser (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Purchaser, each person who controls such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Side Letter, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Purchaser furnished in writing to the Issuer by such Purchaser expressly for use therein.

The Issuer shall notify each Purchaser promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Side Letter and the Share Purchase Agreement of which the Issuer is aware. The indemnity under this Section 1.4 shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by any Purchaser.

1.5 Each Purchaser shall, severally and not jointly with any other selling shareholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to the Issuer by such Purchaser expressly for use therein. In no event shall the liability of any Purchaser be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Ordinary Shares giving rise to such indemnification obligation.

2. Miscellaneous. The provisions of Sections 4 (Termination), 5 (Miscellaneous), 6 (Consent to Disclosure) and 7 (Trust Account Waiver) of the applicable Share Purchase Agreement to which the Issuer and the applicable Purchaser is party shall apply to this Side Letter as if set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and each such Purchaser has executed or caused this Side Letter to be executed by its duly authorized representative as of the date first set forth above.

ISSUER:

TABOOLA.COM LTD.

By:
Name:
Title:

PURCHASER:

[PURCHASER]

By:
Name:
Title: